EXHIBIT 12


               Computation of Ratio of Earnings to Fixed Charges
                   Cellco Partnership (d/b/a Verizon Wireless)




(in millions, except ratio)                                                   Year Ended December 31,
                                                    --------------------------------------------------------------
                                                         2003         2002        2001          2000         1999
--------------------------------------------------- ----------  -----------  -----------  -----------  -----------
Income from continuing operations before
   provision for income taxes and cumulative
   effect of a change in accounting principle        $   3,319     $  2,777    $  1,366     $  1,677      $  1,138
Equity in (income) loss of unconsolidated entities         (15)         (14)         (6)         (57)            2
Interest expense                                           626          626         655          593           171
Amortization of debt issuance costs                          4            4           -            -             -
Portion of rent expense representing interest              241          216         186          125            53
Amortization of capitalized interest                        45           35          27           17             6
Distributions from unconsolidated entities                  16           11           9           65            89
---------------------------------------------------  ------------  -----------  -----------  -----------  ---------
Income, as adjusted                                  $   4,236     $  3,655     $ 2,237      $ 2,420      $  1,459
---------------------------------------------------  ------------  -----------  -----------  -----------  ---------

Fixed Charges:
Interest expense                                     $     626     $    626     $   655      $   593      $    171
Capitalized interest                                        76           77         109           81            26
Amortization of debt issuance costs                          4            4           -            -             -
Preferred return requirement of a consolidated
   subsidiary                                               33           12           -            -             -
Portion of rent expense representing interest              241          216         186          125            53
---------------------------------------------------  ------------  -----------  -----------  -----------  ---------
Fixed charges                                        $     980     $    935     $   950      $   799      $    250
---------------------------------------------------  ------------  -----------  -----------  -----------  ---------


---------------------------------------------------  ------------  -----------  -----------  -----------  ---------
Ratio of earnings to fixed charges                        4.32         3.91        2.35         3.03          5.83
---------------------------------------------------  ------------  -----------  -----------  -----------  ---------